FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940



1.  Name and Address of Reporting Person        2.  Date of Event Requiring      4.  Issuer Name and Ticker or Trading Symbol
                                                          Statement
                                                       (Month/Day/Year)
 NAPIER,            GARY               L.                 03/09/01                          HUMBOLDT BANCORP ("HBEK")
----------------------------------------------  ------------------------------   --------------------------------------------------
  (Last)           (First)         (Middle)      3.  IRS or Social Security      5. Relationship of Reporting  6.  If Amendment,
                                                      Number of Reporting Person      Person to Issuer             Date of Original
                                                           (Voluntary)             (Check all applicable)        (Month/Day/Year)

                                                                                   X  Director       10% Owner
                                                                                      Officer        Other
 c/o Humboldt Bancorp                                                                 (Give title    (specify
2440 Sixth Street                                                                       below)       below)

----------------------------------------------   -----------------------------     ---------------------------  -------------------
         (Street)

Eureka,                     CA         95501
----------------------------------------------
(City)                   (State)       (Zip)

-------------------------------------------------------------------------------------------------------------------------------

             Table 1 - Non-Derivative Securities Beneficially Owned
                                                                                                              4. Nature of Indirect
                                                2.  Amount of Securities    3.  Ownership Form: Direct (D)           Beneficial
                                                    Beneficially Owned               or Indirect (I)                 Ownership
 1.  Title of Security (Instr. 4)                   (Instr. 4)                      (Instr. 5)                       (Instr. 5)
----------------------------------------      --------------------------    --------------------------------    -------------------
COMMON STOCK                                               58,343                         D
-----------------------------------------------------------------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) (Print or Type Responses)

FORM 3 (continued)Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)







                                                            3.     Title and                          5. Ownership
                                  2.  Date Exercisable         Amount of Securies                        Form of
                                    and Expiration Date       Underlying Derivative    4. Conversion    Derivative    6. Nature
                                      (Month/Day/Year)              Security              Exercise      Security:     of Indirect
                                  -----------  ------------ -------------------------     Price of      Direct (D)     Beneficial
1.  Title of Derivative Security   Date Exer-   Expiration           Amount or Number     Derivative   or Indirect     Owernship
    (Instr. 4)                     cisable       Date         Title     of Shares         Security     (I)(Instr. 5)   (Instr. 5)
--------------------------------  ------------- ----------- -------  ----------------  --------------  ------------- -------------

OPTIONS TO PURCHASE COMMON STOCK      (1)       05/17/09     COMMON         9,762         $6.082
                                                             STOCK

----------------------------------------------------------------------------------------------------------------------------------


Explanation of responses:

(1) Subject to vesting on a pro rata basis over five years. As of the date of this filing, 40% of the options have vested.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



     *Signature of Reporting Person
                                                               Date:
   /s/ GARY L. NAPIER
     ----------------------                                March 15, 2001
       Gary L. Napier

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.